Exhibit 99.1

Sbarro, Inc. Announces Results of Operations for the Second Quarter and Six Months Ended June 27, 2010

MELVILLE, N.Y.--(BUSINESS WIRE)--August 13, 2010--Sbarro, Inc. (the “Company”) announced results of operations for the second quarter and six months ended June 27, 2010. The Company’s detailed results are included in its Quarterly Report on Form 10-Q, which was filed with the SEC on August 11, 2010.

Second Quarter Financial Results

Revenues were $76.1 million for the quarter ended June 27, 2010 as compared to revenues of $80.1 million for the quarter ended June 28, 2009. The decrease in sales is due to a decrease in comparable-unit sales of $4.5 million or 6.2% in our QSR restaurants and lost sales from stores strategically closed of $1.4 million, partially offset by sales generated by new stores opened, remodeled or relocated in 2010 and 2009 of $1.9 million. Domestic franchise restaurants performed better than company-owned restaurants with a comparable-unit sales decline of 0.9%, mainly due to shifts in the university semesters as compared to the prior year. The decrease in company-owned and domestic franchise comparable-unit sales primarily reflects continued reduced consumer spending throughout the United States as a result of the current economic environment. Without consideration for foreign currency fluctuations, international franchise comparable-unit sales increased 4.1%. The valuation of the U.S. Dollar relative to foreign currencies added an additional 3.9% increase in international franchise comparable-unit sales.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreements, was $6.3 million for the quarter ended June 27, 2010 as compared to $8.2 million for the quarter ended June 28, 2009. The decline was primarily the result of the decline in company-owned comparable-unit sales and an increase in commodity costs during the quarter, specifically cheese, partially offset by payroll and other cost savings initiatives.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a reconciliation of EBITDA to net loss, which is the most directly comparable financial measure under United States Generally Accepted Accounting Principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under the Company’s bank credit agreements.

Year to Date Financial Results

Revenues were $155.1 million for the six months ended June 27, 2010 as compared to revenues of $159.7 million for the six months ended June 28, 2009. The decrease in sales is due to a decrease in comparable-unit sales of $5.4 million or 3.7% in our QSR restaurants and lost sales from stores strategically closed of $3.6 million, partially offset by sales generated by new stores opened, remodeled or relocated in 2010 and 2009 of $3.9 million. Domestic franchise comparable-unit sales declined 3.0%. The decrease in company-owned and domestic franchise comparable-unit sales primarily reflects continued reduced consumer spending throughout the United States as a result of the current economic environment. Without consideration for foreign currency fluctuations, international franchise comparable-unit sales increased 5.8%. The valuation of the U.S. Dollar relative to foreign currencies added an additional 7.0% increase in international franchise comparable-unit sales.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreements, was $14.3 million for the six months ended June 27, 2010 as compared to $17.3 million for the six months ended June 28, 2009. The decline was primarily the result of the decline in company-owned comparable-unit sales and an increase in commodity costs, specifically cheese, partially offset by cost savings initiatives.

The Company was in compliance with all covenants as calculated in accordance with the terms of the Company’s bank credit agreement at June 27, 2010.

Nicholas McGrane, Interim President and Chief Executive Officer of Sbarro, Inc. commented, “Our results for the second quarter of 2010 continued to be impacted by the general economic slowdown still present in our operating environment. We are focusing on top line performance to strengthen results in the months ahead while continuing to balance our cost control initiatives.”

Conference Call Scheduled

Sbarro, Inc. will host a conference call on August 19, 2010 at 9:30 AM Eastern Time to discuss results of operations for the second quarter and six months ended June 27, 2010. There are two ways to participate in the conference call-via conference call or webcast. Domestic callers may dial in at 1-877-941-8601. International callers may dial in at 1-480-629-9810. Request to be connected to the Sbarro, Inc. Q2 Fiscal 2010 Earnings Conference Call, confirmation number 4349740. Callers should dial in five to ten minutes before the scheduled start time. You may also access the conference call via webcast by visiting Sbarro Inc.’s website (http://www.sbarro.com), selecting Investors, and going to Investor Presentations.

An archived copy of the call will be available for one week to replay beginning at 12:30 PM (ET) on August 19, 2010. Domestic callers may dial 1-877-870-5176 and International callers may dial 1-858-384-5517. The replay PIN number is 4349740. An archived copy of the call will also be available by accessing Sbarro, Inc.’s homepage.

About the Company

Based in Melville, New York, we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have more than 1,000 restaurants in 41 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historical matters and often are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. These forward-looking statements include statements about anticipated future store openings and growth and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (1) general economic, inflation, national security, weather and business conditions; (2) decrease in mall traffic, and other events arising from the downturn in the economy; (3) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (4) changes in consumer tastes; (5) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (6) our ability to continue to attract franchisees; (7) the success of our present, and any future, joint ventures and other expansion opportunities; (8) changes in commodity and commodity related prices (particularly cheese and flour), beverage and paper products; (9) our ability to pass along cost increases to our customers; (10) increases in the Federal minimum wage; (11) the continuity of services of members of our senior management team; (12) our ability to attract and retain competent restaurant and executive managerial personnel; (13) competition; (14) the level of, and our ability to comply with, government regulations; (15) our ability to generate sufficient cash flow to make interest payments under our borrowing agreements; (16) our ability to comply with financial covenants and ratios and the effects the restrictions imposed by those financial covenants and ratios may have on our ability to operate our business; (17) our ability to repurchase and/or repay amounts under our borrowing agreements to the extent required in the event of certain circumstances as defined in our borrowing agreements; and (18) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

[Financial schedules to follow]

SBARRO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands)

	For The Three Months	For The Three Months
	Ended June 27,	Ended June 28,
	2010	2009

Revenues:
Restaurant sales	$72,964	$76,659
Franchise related income	3,132	3,475
Total revenues	76,096	80,134

Costs and expenses:
Cost of food and paper products	15,323	15,631
Payroll and other employee benefits	20,590	21,548
Other operating costs	30,989	29,730
Other income, net	(941)	(844)
Depreciation and amortization	3,719	4,266
General and administrative	7,729	7,424
Goodwill and other intangible asset impairment	15,700	-
Asset impairment, restaurant closings/remodels	1,118	1,117
Total costs and expenses, net	94,227	78,872

Operating (loss) income	(18,131)	1,262

Other (expense) income:
Interest expense	(7,657)	(7,492)
Interest income	1	1
Net other expense	(7,656)	(7,491)
Loss before income taxes and equity investments	(25,787)	(6,229)
Income tax (benefit) expense	(6,192)	168
Loss before equity investments	(19,595)	(6,397)
Loss from equity investments	(58)	(53)
Net loss	(19,653)	(6,450)
Less: Net loss (income) attributable to
noncontrolling interests	824	(19)
Net loss attributable to Sbarro, Inc.	$(18,829)	$(6,469)

SBARRO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands)

	For The Six Months	For The Six Months
	Ended June 27,	Ended June 28,
	2010	2009

Revenues:
Restaurant sales	$148,191	$152,942
Franchise related income	6,889	6,774
Total revenues	155,080	159,716

Costs and expenses:
Cost of food and paper products	30,646	31,129
Payroll and other employee benefits	41,848	42,787
Other operating costs	61,001	59,574
Other income, net	(1,787)	(2,020)
Depreciation and amortization	7,093	8,467
General and administrative	15,329	15,826
Goodwill and other intangible asset impairment	15,700	-
Asset impairment, restaurant closings/remodels	1,118	1,996
Total costs and expenses, net	170,948	157,759

Operating (loss) income	(15,868)	1,957

Other (expense) income:
Interest expense	(15,106)	(13,333)
Write-off of deferred financing costs	-	(423)
Interest income	1	33
Net other expense	(15,105)	(13,723)
Loss before income taxes and equity investments	(30,973)	(11,766)
Income tax (benefit) expense	(6,080)	272
Loss before equity investments	(24,893)	(12,038)
Loss from equity investments	(120)	(108)
Net loss	(25,013)	(12,146)
Less: Net loss (income) attributable to
noncontrolling interests	987	(33)
Net loss attributable to Sbarro, Inc.	$(24,026)	$(12,179)

Exhibit A
Sbarro, Inc. EBITDA Reconciliation Quarters and Years to Date Ended June 27, 2010 and June 28, 2009 (unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under the Company’s bank credit agreements, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company's profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts of, and investors in, our Senior Notes due 2015 (“Senior Notes”), and our lenders as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under the Company’s bank credit agreements.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank credit agreements and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreements because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

The following tables reconcile net loss attributable to Sbarro, Inc. for the following periods in 2010 and 2009, respectively, to EBITDA as defined in the Company’s bank credit agreements for the same periods. We believe that net loss is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	Three Months Ended	Three Months Ended
	June 27, 2010	June 28, 2009

Net loss attributable to Sbarro, Inc.	($18,829)	($6,469)
Interest Expense	7,657	7,492
Interest Income	(1)	(1)
Income Tax Expense	(6,192)	168
Depreciation and Amortization	3,719	4,266
EBITDA attributable to Sbarro, Inc.	($13,646)	$5,456

Goodwill and other intangible asset impairment	15,700	-

EBITDA attributable to Sbarro, Inc. exclusive of goodwill and other intangible asset impairment	$2,054	$5,456

Adjustments:
Non-cash charges (1)	1,326	1,205
Management fees and related expenses (2)	297	248
Restructuring related expenses, store closing costs and severance (3)	1,481	1,084
Preopening, joint venture operations and taxes in lieu of income tax	1,158	227
Bank Credit Agreement EBITDA	$6,316	$8,220

	Six Months Ended	Six Months Ended
	June 27, 2010	June 28, 2009

Net loss attributable to Sbarro, Inc.	($24,026)	($12,179)
Interest Expense	15,106	13,333
Interest Income	(1)	(33)
Income Tax Expense	(6,080)	272
Depreciation and Amortization	7,093	8,467
EBITDA attributable to Sbarro, Inc.	($7,908)	$9,860

Goodwill and other intangible asset impairment	15,700	-

EBITDA attributable to Sbarro, Inc. exclusive of goodwill and other intangible asset impairment	$7,792	$9,860

Adjustments:
Non-cash charges (1)	1,816	2,820
Management fees and related expenses (2)	595	957
Restructuring related expenses, store closing costs and severance (3)	2,016	2,989
Preopening, joint venture operations and taxes in lieu of income tax	2,122	722
Bank Credit Agreement EBITDA	$14,341	$17,348

(1)	Expenses relating to non-cash charges including deferred rent and asset impairments.

(2)	Financial advisory, accounting, legal and other similar advisory and consulting fees relating to the credit facility amendment and 2nd lien transaction in 2009 and accrued management fees and expenses.

(3)	Restructuring related expenses, severance or the discontinuance of any portion of operations, employees and/or management and operating losses of closed stores.

CONTACT:
Sbarro, Inc.
Carolyn M. Spatafora, 631-715-4100
Chief Financial Officer